Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

SAFE & GREEN HOLDINGS CORP.

and

SAFE AND GREEN DEVELOPMENT CORPORATON

Dated as of February     , 2023

i

EXHIBIT A – Shared Services Agreement

EXHIBIT B – Tax Matters Agreement

ii

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), is entered into as of , 2023, by and between Safe & Green Holdings Corp., a Delaware corporation (“SG Holdings”), and Safe and Green Development Corporation, a Delaware corporation and a wholly owned subsidiary of SG Holdings (“SG DevCo”) (each a “Party” and together, the “Parties”).

RECITALS

WHEREAS, SG Holdings, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the SG DevCo Business;

WHEREAS, the Board of Directors of SG Holdings (the “SG Holdings Board”) has determined that it is appropriate, desirable and in the best interests of SG Holdings and its stockholders to separate SG Holdings into two separate, independent, publicly-traded companies: (i) one comprising the SG DevCo Business, which shall be owned and conducted directly or indirectly by SG DevCo, all of the common stock of which is intended to be distributed to SG Holdings stockholders, and (ii) one comprising the SG Holdings Business, which shall continue to be owned and conducted, directly or indirectly, by SG Holdings;

WHEREAS, in furtherance of the foregoing, the SG Holdings Board has determined that it is appropriate, desirable and in the best interests of SG Holdings and its stockholders: (i) for SG Holdings and its Subsidiaries to enter into a series of transactions whereby SG Holdings and its Subsidiaries will be reorganized such that (A) SG Holdings and/or one or more other members of the SG Holdings Group will own all of the SG Holdings Assets and assume (or retain) all of the SG Holdings Liabilities, and (B) SG DevCo and/or one or more other members of the SG DevCo Group will own all of the SG DevCo Assets and assume (or retain) all of the SG DevCo Liabilities (the transactions referred to in clauses (A) and (B) being referred to herein as the “Separation”); and (ii) thereafter, on the Distribution Date, for SG Holdings to distribute to the holders of issued and outstanding shares of common stock of SG Holdings (the “SG Holdings Common Stock”) as of the Record Date on a pro rata basis all of the issued and outstanding shares of common stock of SG DevCo (the “SG DevCo Common Stock”) (such transactions described in this clause (ii), as may be amended or modified from time to time in accordance with the terms and subject to the conditions of this Agreement, the “Distribution”);

WHEREAS, SG DevCo has not engaged in activities except (i) operating the SG DevCo Business and (ii) preparing for its corporate reorganization and the distribution of its stock;

WHEREAS, SG Holdings and SG DevCo have determined that it is necessary and desirable, at or prior to the effective time of the Distribution (the “Effective Time”), to allocate, transfer or assign the SG DevCo Assets and SG DevCo Liabilities to the SG DevCo Group, and to allocate, transfer or assign the SG Holdings Assets and SG Holdings Liabilities to the SG Holdings Group;

WHEREAS, the Parties intend that the Distribution, together with certain related transactions, generally will be taxable for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code to the extent relevant for these transactions; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Separation and the relationship of SG DevCo and SG Holdings and their respective Affiliates.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I.
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(1) “AAA” has the meaning assigned to such term in Section 8.3.

(2) “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group, including by reason of having common stockholders or one or more directors in common. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by Contract or otherwise.

(3) “Agent” means the distribution agent to be appointed by SG Holdings to distribute to the stockholders of SG Holdings all of the outstanding shares of SG DevCo Common Stock pursuant to the Distribution.

(4) “Agreement” has the meaning assigned to such term in the Preamble hereto.

(5) “Agreement Disputes” has the meaning assigned to such term in Section 8.1(1).

(6) “Amended Financial Reports” has the meaning assigned to such term in Section 5.2(2).

(7) “Ancillary Agreements” means all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement) entered into by the Parties or their Subsidiaries (but as to which no Third Party is a party) in connection with the Separation, the Distribution or the other transactions contemplated herein, including the Tax Matters Agreement, the Continuing Arrangements, and the other agreements set forth on Schedule 1.1(7).

(8) “Asset” means assets, properties, interests, claims, rights, remedies and recourse (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i) all accounting and other legal and business books, records, ledgers and files, whether printed, electronic or written;

(ii) all computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii) all inventories of products, goods, materials, parts, raw materials and supplies;

(iv) all interests in real property of whatever nature, including easements, rights-of-way, leases, subleases, licenses or other occupancy agreements, whether as fee owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, licensor, lessee, sublessee, licensee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all Contracts and any rights or claims (whether accrued or contingent) arising under any Contracts;

(vii) all deposits, letters of credit and performance and surety bonds;

(viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix) all Intellectual Property;

(x) all software;

(xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii) all claims, rights, remedies and recourse against any Person, whether sounding in tort, contract or otherwise, whether accrued or contingent;

(xiv) all claims, rights, remedies and recourse under insurance policies and all rights in the nature of insurance, indemnification, reimbursement or contribution;

(xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(xvi) all cash or Cash Equivalents, bank accounts, brokerage accounts, lock boxes and other deposit arrangements; and

(xvii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(9) “Audited Party” has the meaning assigned to such term in Section 5.2(1)(ii).

(10) “Business” means the SG DevCo Business and/or the SG Holdings Business, as the context requires.

(11) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

(12) “Business Entity” means any corporation, partnership, trust, limited liability company, joint venture, or other incorporated or unincorporated organization or other entity of any kind or nature (including those formed, organized or otherwise existing under the Laws of jurisdictions outside the United States).

(13) “Cash Equivalents” means (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority, minus the amount of any outbound checks, plus the amount of any deposits in transit.

(14) “Code” has the meaning assigned to such term in the Recitals hereto.

(15) “Confidential Information” shall mean business, operations or other information, data or material concerning a Party and/or its Affiliates which, prior to or following the Effective Time, has been disclosed by a Party or its Affiliates to the other Party or its Affiliates, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 7.1 or Section 7.2 or any other provision of this Agreement or any Ancillary Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its Affiliates or (ii) lawfully acquired from other sources by such Party or its Affiliates to which it was furnished; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality or fiduciary obligations).

(16) “Consents” means any consents, waivers, amendments, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a Contract and any Governmental Authority.

(17) “Continuing Arrangements” means those arrangements set forth on Schedule 1.1(17) and such other commercial arrangements between one or more members of the SG Holdings Group, on the one hand, and SG DevCo Group, on the other hand, that are expressly intended in this Agreement or any Ancillary Agreement to survive and continue following the Effective Time.

(18) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(19) “Delaware Courts “ has the meaning assigned to such term in Section 10.19.

(20) “Delayed Transfer Asset or Liability” has the meaning assigned to such term in Section 2.6(2).

(21) “Disclosing Party” has the meaning assigned to such term in Section 10.27.

(22) “Dispute Notice” has the meaning assigned to such term in Section 8.1(1).

(23) “Distribution” has the meaning assigned to such term in the Recitals hereto.

(24) “Distribution Date” means the date of the consummation of the Distribution, which shall be determined by the SG Holdings Board in its sole discretion.

(25) “Distribution Disclosure Documents” means the Registration Statement and all exhibits thereto (including the Information Statement) and any current reports on Form 8-K, in each case as filed or furnished by SG DevCo with the SEC in connection with the Distribution.

(26) “Effective Time” means the time at which the Distribution is effective on the Distribution Date.

(27) “Environmental Law” means all Laws, including all judicial and administrative orders, determinations, and consent agreements or decrees, relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety, including Laws relating to: (i) the exposure to, or presence, release or threatened release of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, release, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, in each case enacted on the date of this Agreement (regardless of whether the effective date relating thereto is before or after the Distribution).

(28) “Environmental Liabilities” means any Liabilities, arising out of or resulting from any Environmental Law, Contract or agreement relating to the environment, Hazardous Substances or exposure to Hazardous Substances, including (a) fines, penalties, judgments, awards, settlements, losses, expenses and disbursements, (b) costs of defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) and (c) responsibility for any investigation, response, reporting, remediation, monitoring or cleanup costs, injunctive relief, natural resource damages, and any other environmental compliance or remedial measures, in each case known or unknown, foreseen or unforeseen.

(29) “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(30) “Final Determination” has the meaning set forth in the Tax Matters Agreement.

(31) “Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any releases, Consents, substitutions, approvals, amendments, registrations, permits or authorizations to be obtained from, any Governmental Authority.

(32) “Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including NYSE and any similar self-regulatory body under applicable securities Laws.

(33) “Guaranty Release” has the meaning assigned to such term in Section 2.11(2).

(34) “Hazardous Substances” means any and all materials, wastes, chemicals or substances (or combination thereof) that are listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect, or for which liability can be imposed, under Environmental Law.

(35) “Indebtedness” means, (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge (including a negative pledge), Security Interest, encumbrance, lien or charge of any kind existing on any Asset owned or held by any Person, whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, (vi) reimbursement obligations with respect to surety and performance bonds or letters of credit, and (vii) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), (v) and (vi) above.

(36) “Indemnifiable Loss” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including reasonable costs and expenses of any and all Proceedings and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(37) “Indemnified Party” or “Indemnified Parties” has the meaning assigned to such term in Section 6.2.

(38) “Indemnifying Party” means SG DevCo, for any indemnification obligation arising under Section 6.3, and SG Holdings, for any indemnification obligation arising under Section 6.2.

(39) “Indemnity Payment” has the meaning assigned to such term in Section 6.7(1)(i).

(40) “Information” means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including confidential or non-public information (including non-public financial information), proprietary information, studies, reports, Records, books, accountants’ work papers, contracts, instruments, surveys, discoveries, ideas, concepts, processes, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, methodologies, prototypes, samples, flow charts, data, computer data, information contained in disks, diskettes, tapes, computer programs or other Software, marketing plans, customer data, communications by or to attorneys (including attorney work product), memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

(41) “Information Statement” means the information statement of SG DevCo, included as Exhibit 99.1 to the Registration Statement, to be distributed to holders of SG Holdings common stock in connection with the Distribution, including any amendments or supplements thereto.

(42) [RESERVED]

(43) “Insurance Proceeds” means those monies received by an insured from an unaffiliated Third Party insurer, net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured, and any costs incurred in collecting such monies.

(44) [RESERVED]

(45) “Intellectual Property” means all intellectual property and other similar proprietary rights of every kind and description throughout the world, whether registered or unregistered, including such rights in and to United States and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, trade names, domain names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, certificates of invention, certificates of registration, design registrations or patents and similar rights; (iii) rights in inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iv) all copyrights and copyrightable subject matter; (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), proprietary rights in Information, and rights to limit the use or disclosure of any of the foregoing by any Person; (vi) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, application programming interfaces, compilations and data, technology supporting the foregoing, and all documentation and specifications related to any of the foregoing (collectively, “Software”); (vii) moral rights and rights of attribution and integrity; (viii) all rights in the foregoing and in other similar intangible assets; (ix) all applications and registrations for the foregoing; and (x) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

(46) “Intergroup Indebtedness” means any receivables, payables, accounts, advances, loans, guarantees, commitments and indebtedness for borrowed funds between a member of the SG Holdings Group and SG DevCo as of the Distribution; provided, however, that “Intergroup Indebtedness” shall not include any accounts payable or contingent Liabilities arising pursuant to (i) any intercompany agreement that will survive the Separation and Distribution, (ii) the Ancillary Agreements, (iii) any agreements with respect to continuing transactions between SG Holdings and SG DevCo and (iv) any other agreements entered into in the ordinary course of business at or following the Distribution.

(47) “Internal Control Audit and Management Assessments” has the meaning assigned to such term in Section 5.2(1)(i).

(48) “Internal Reorganization” means all of the transactions, other than the Distribution, described in the step plan listed on Schedule 1.1 (67).

(49) “Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

(50) “Liabilities” means all debts, liabilities, obligations, responsibilities, losses, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, reserved or unreserved, liquidated or unliquidated, foreseen or unforeseen, on or off balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising under or in connection with any Law (including any Environmental Law), or other pronouncements of Governmental Authorities constituting a Proceeding, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any Contract, agreement, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express covenant or warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third party administrators, and costs related thereto or to the investigation or defense thereof.

(51) “Liable Party” has the meaning assigned to such term in Section 2.10(2).

(52) [RESERVED]

(53) “Nasdaq” means the Nasdaq Capital Market.

(54) [RESERVED]

(55) “Other Parties’ Auditors” has the meaning assigned to such term in Section 5.2(1)(ii).

(56) “Other Party Marks” has the meaning assigned to such term in Section 5.1(1).

(57) “Party” or “Parties” has the meaning assigned to such term in the Preamble hereto.

(58) “Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

(59) “Pre-Separation Disclosure” mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) that SG Holdings, SG DevCo, or any of their respective Affiliates filed with or furnished to the SEC, any other Governmental Authority, or holders of any securities of SG Holdings or any of its Affiliates, in each case, prior to the Effective Time and in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(60) “Proceeding” means any claim, charge, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, subpoena, proceeding, or investigation of any kind by or before any court, grand jury, Governmental Authority or any arbitration or mediation tribunal or authority.

(61) [RESERVED]

(62) “Receiving Party” has the meaning assigned to such term in Section 10.27.

(63) “Record Date” means the date to be determined by the SG Holdings Board in its sole discretion as the record date for the Distribution.

(64) “Records” means all books, records and other documents, books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals and sales and promotional literature, in all cases, in any form or medium.

(65) “Registration Statement” means the Registration Statement on Form 10 of SG DevCo (which includes the Information Statement) relating to the registration under the Exchange Act of SG DevCo Common Stock, including all amendments or supplements thereto.

(66) “Rules” has the meaning assigned to such term in Section 8.3.

(67) “SEC” means the United States Securities and Exchange Commission or any successor agency thereto.

(68) “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(69) “Separation” has the meaning assigned to such term in the Recitals hereto.

(70) “SG DevCo” has the meaning assigned to such term in the Preamble hereto.

(71) “SG DevCo Accounts” has the meaning assigned to such term in Section 2.4(1).

(72) “SG DevCo Assets” means only the following Assets (without duplication):

(i) all SG DevCo Contracts, and any rights or claims (whether accrued or contingent) of SG Holdings, SG DevCo, or any of their respective Affiliates, arising thereunder;

(ii) all Assets owned, leased or held by SG Holdings, SG DevCo, or any of their respective Affiliates immediately prior to the Effective Time that are used primarily or held for use primarily in the SG DevCo Business, including inventory, accounts receivable, goodwill, interests in real estate and all Assets reflected on the SG DevCo Balance Sheet, or the accounting records supporting such balance sheet and any Assets acquired by or for the SG DevCo Business subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any disposition of any of the foregoing Assets subsequent to the date of such balance sheet;

(iii) the Assets listed or described on Schedule 1.1(22)(v) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to any member of the SG DevCo Group; and

(vi) all SG DevCo Accounts, and, subject to the provisions of Section 2.4, all cash, Cash Equivalents, and securities on deposit in such accounts immediately prior to the Effective Time, after giving effect to any withdrawal by, or other distribution of cash to, SG Holdings or any member of the SG Holdings Group which may occur at or prior to the Effective Time.

Notwithstanding the foregoing, the SG DevCo Assets shall in no event include:

(A) the Assets listed or described on Schedule 1.1(107)(iv); or

(B) any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, transferred or assigned to, any member of the SG Holdings Group, including Assets leased, owned or held by SG Holdings, SG DevCo, or any of their respective Affiliates immediately prior to the Effective Time that are used primarily or held for use primarily in the SG Holdings Business.

(73) “SG DevCo Balance Sheet” means the balance sheet of the SG DevCo Business, as of ___________, 202_, that is included in the Information Statement; provided, however, that to the extent any Assets or Liabilities are Transferred by any Party or any member of its Group to SG DevCo or any member of the SG DevCo Group or vice versa in connection with the Separation and Internal Reorganization and prior to the Distribution Date, such Assets and/or Liabilities shall be deemed to be included or excluded from the SG DevCo Balance Sheet, as the case may be.

(74) “SG DevCo Business” means the business, activities and operations of SG DevCo Group prior to the Effective Time and the businesses and operations of Business Entities acquired or established by or for any member of the SG DevCo Group after the Effective Time.

(75) “SG DevCo Common Stock” has the meaning assigned to such term in the Recitals hereto.

(76) “SG DevCo Contracts” means the following Contracts to which any Party or any of its Subsidiaries or Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for any such Contract or part thereof that is expressly contemplated not to be transferred or assigned by any member of the SG Holdings Group to SG DevCo pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract that relates primarily to the SG DevCo Business;

(ii) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by, transferred or assigned to, any member of the SG DevCo Group; and

(iii) the Contracts listed or described on Schedule 1.1(26)(iii).

(77) “SG DevCo Disclosure” means any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the SEC, any other Governmental Authority, or holders of any securities of any member of the SG DevCo Group, in each case, on or after the Distribution Date by or on behalf of any member of the SG DevCo Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(78) “SG DevCo General Liability Policies” has the meaning assigned to such term in Section 9.1.

(79) “SG DevCo Group” SG DevCo and each Person that is a direct or indirect Subsidiary of SG DevCo as of immediately prior to the Distribution (but after giving effect to the Internal Reorganization), and each Person that becomes a Subsidiary of SG DevCo after the Effective Time.

(80) “SG DevCo Group Employees” has the meaning assigned to such term in the Shared Services Agreement.

(81) “SG DevCo Indemnified Parties” has the meaning assigned to such term in Section 6.2.

(82) “SG DevCo Liabilities” shall mean all of the following Liabilities of either Party or any of its Subsidiaries:

(i) any and all Liabilities expressly assumed or retained by the SG DevCo Group pursuant to this Agreement or the Ancillary Agreements, including any obligations and Liabilities of any member of the SG DevCo Group under this Agreement or the Ancillary Agreements;

(ii) any and all Liabilities of SG Holdings, SG DevCo, or any of their respective Affiliates, to the extent relating to, arising out of or resulting from:

(A) the operation or conduct of the SG DevCo Business, as conducted at any time prior to, on or after the Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of SG Holdings, SG DevCo, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority) with respect to the SG DevCo Business);

(B) the operation or conduct of any business conducted by any member of the SG DevCo Group at any time after the Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of SG DevCo or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority) with respect to the SG DevCo Business); or

(C) any SG DevCo Assets (including but not limited to any Environmental Liabilities to the extent relating to, arising out of or resulting from any SG DevCo Assets), including those set forth on Schedule 1.1(22)(v), whether arising before, on or after the Effective Time;

(iii) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from any SG DevCo Disclosure;

(iv) any and all Liabilities relating to, arising out of or resulting from (any Indebtedness of any member of the SG DevCo Group (whether incurred prior to, on or after the Effective Time);

(v) for the avoidance of doubt, and without limiting any other matters that may constitute SG DevCo Liabilities, any and all Liabilities relating to, arising out of or resulting from any Proceedings primarily related to the SG DevCo Business or any SG DevCo Asset (except to the extent relating to or resulting from the SG Holdings Business, the SG Holdings Assets or the other SG Holdings Liabilities) including such Proceedings listed or described on Schedule 1.1(34)(v);

(vi) all Liabilities reflected as Liabilities or obligations on the SG DevCo Balance Sheet or on the accounting records supporting such balance sheet, and all Liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the SG DevCo Balance Sheet; it being understood that (x) the SG DevCo Balance Sheet and the accounting records supporting such balance sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SG DevCo Liabilities pursuant to this subclause (vi); and (y) the amounts set forth on the SG DevCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SG DevCo Liabilities pursuant to this subclause (vi);

(vii) any and all accounts payable primarily related to or arising out of the SG DevCo Business; and

(viii) the Liabilities set forth on Schedule 1.1(34)(viii).

Notwithstanding the foregoing, the SG DevCo Liabilities shall in any event not include any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the SG Holdings Group, including any Liabilities set forth on Schedule 1.1(119)(ix), or for which any member of the SG Holdings Group is liable pursuant to this Agreement or such Ancillary Agreement.

(83) “SG Holdings” has the meaning assigned to such term in the Preamble hereto.

(84) “SG Holdings Accounts” has the meaning assigned to such term in Section 2.4(1).

(85) “SG Holdings Assets” means (without duplication):

(i) the ownership interests (to the extent held by SG Holdings, SG DevCo or any of their respective Affiliates immediately prior to the Effective Time) in each member of the SG Holdings Group;

(ii) all Contracts to which SG Holdings, SG DevCo or any of their Affiliates is a party or by which they or any of their respective Affiliates or any of their respective Assets are bound and any rights or claims (whether accrued or contingent) of SG Holdings, SG DevCo, or any of their respective Affiliates arising thereunder, in each case, other than the SG DevCo Contracts;

(iii) [RESERVED];

(iv) the Assets listed or described on Schedule 1.1(108)(iv) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of the SG Holdings Group;

(v) all SG Holdings Accounts, and, subject to the provisions of Section 2.4, all cash, Cash Equivalents, and securities on deposit in such accounts immediately prior to the Effective Time;

(vi) any collateral securing any SG Holdings Liability immediately prior to the Effective Time; and

(vii) any and all Assets (other than those Assets listed or described on Schedule 1.1(10)(v)) of the Parties or their respective Subsidiaries as of the Effective Time that are not SG DevCo Assets.

(86) “SG Holdings Board” has the meaning assigned to such term in the Recitals hereto.

(87) “SG Holdings Business” means (i) any and all businesses and operations of SG Holdings or any of its Subsidiaries (including the members of the SG DevCo Group and the members of the SG Holdings Group) as conducted immediately prior to the Distribution, other than the SG DevCo Business; and (ii) the business and operations of Business Entities acquired or established by or for any member of the SG Holdings Group after the Effective Time.

(88) “SG Holdings Common Stock” has the meaning assigned to such term in the Recitals hereto.

(89) “SG Holdings Disclosure” means any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the SEC, any other Governmental Authority, or holders of any securities of any member of the SG Holdings Group, in each case, on or after the Effective Time by or on behalf of any member of the SG Holdings Group in connection with the registration, sale or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(90) “SG Holdings General Liability Policies” has the meaning assigned to such term in Section 9.2.

(91) “SG Holdings Group” means (i) SG Holdings and each of its Subsidiaries immediately following the Effective Time and (ii) each other Person who is or becomes an Affiliate of SG Holdings at or after the Effective Time, in each case, other than the members of the SG DevCo Group.

(92) “SG Holdings Group Employee” has the meaning assigned to such term in the Shared Services Agreement.

(93) “SG Holdings Indemnified Parties” has the meaning assigned to such term in Section 6.3.

(94) “SG Holdings Liabilities” shall mean:

(i) any and all Liabilities expressly assumed or retained by the SG Holdings Group pursuant to this Agreement or any Ancillary Agreement, including any obligations and Liabilities of any member of the SG Holdings Group under this Agreement or the Ancillary Agreements;

(ii) any and all Liabilities of SG Holdings, SG DevCo, or any of their respective Affiliates, to the extent relating to, arising out of or resulting from:

(A) the operation or conduct of the SG Holdings Business, as conducted at any time prior to, on or after the Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of SG Holdings, SG DevCo, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority) with respect to the SG Holdings Business) the operation or conduct of any business conducted by any member of the SG Holdings Group at any time after the Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of SG Holdings or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority) with respect to the SG Holdings Business); or

(B) any SG Holdings Assets (including but not limited to any Environmental Liabilities to the extent relating to, arising out of or resulting from any SG Holdings Assets, including those set forth on Schedule 1.1(108)(iv)), whether arising before, on or after the Effective Time;

(iii) any and all Liabilities relating to, arising out of or resulting from any indemnification obligations to any current or former director or officer of SG Holdings Group;

(iv) any and all Liabilities relating to, arising out of or resulting from any discontinued or divested businesses or operations of SG Holdings and its Subsidiaries, including those set forth on Schedule 1.1(119)(iv)(A) (except (x) as otherwise assumed by the SG DevCo Group pursuant to any Ancillary Agreement, (y) Liabilities related to an SG DevCo Asset, or (z) the Liabilities set forth on Schedule 1.1(119)(iv)(B));

(v) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from: (A) the Distribution Disclosure Documents; (B) any Pre-Separation Disclosure; and (C) any SG Holdings Disclosure;

(vi) any and all Liabilities relating to, arising out of or resulting from any Indebtedness of any member of the SG Holdings Group (whether incurred prior to, on or after the Effective Time);

(vii) for the avoidance of doubt, and without limiting any other matters that may constitute SG Holdings Liabilities, any and all Liabilities relating to, arising out of or resulting from any Proceedings primarily related to the SG Holdings Business or any SG Holdings Asset (except to the extent relating to or resulting from the SG DevCo Business, the SG DevCo Assets or the other SG DevCo Liabilities) including such Proceedings listed or described on Schedule 1.1(119)(vii);

(viii) any and all accounts payable primarily related to or arising out of the SG Holdings Business; and

(ix) the Liabilities listed or described on Schedule 1.1(119)(ix).

Notwithstanding the foregoing, the SG Holdings Liabilities shall in no event include any Liabilities (including Liabilities under SG DevCo Contracts and SG DevCo Liabilities) that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the SG DevCo Group, including any Liabilities set forth on Schedule 1.1(34)(viii), or for which any member of the SG DevCo Group is liable pursuant to this Agreement or such Ancillary Agreement.

(95) “Shared Contract” means any Contract of SG DevCo or the SG Holdings Group that, as of the Distribution, relates in any material respect to both the SG DevCo Business, on the one hand, and the SG Holdings Business, on the other hand in respect of rights or performance obligations for periods of time after the Distribution.

(96) “Shared Contractual Liabilities” means Liabilities in respect of Shared Contracts.

(97) “Shared Services Agreement” means the Shares Services Agreement by and between SG Holdings and SG DevCo, dated as of the date hereof and substantially in the form attached as Exhibit A hereto.

(98) “Software” has the meaning assigned to such term in the definition of Intellectual Property.

(99) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

(100) “Tax” or “Taxes” has the meaning assigned to such term in the Tax Matters Agreement.

(101) “Tax Authority” has the meaning set forth in the Tax Matters Agreement.

(102) “Tax Contest” has the meaning assigned to such term in the Tax Matters Agreement.

(103) “Tax Matters Agreement” means the Tax Matters Agreement by and between SG Holdings and SG DevCo, dated as of the date hereof and substantially in the form attached as Exhibit B hereto.

(104) “Tax Return” has the meaning assigned to such term in the Tax Matters Agreement.

(105) “Third Party” shall mean any Person other than the Parties or any of their respective Subsidiaries.

(106) “Third Party Claim” has the meaning assigned to such term in Section 6.4(1).

(107) [RESERVED]

(108) “Trademarks” has the meaning assigned to such term in the definition of Intellectual Property.

(109) “Transfer” has the meaning assigned to such term in Section 2.2(1).

(110) “Transfer Documents” shall mean, collectively, the various instruments, assignments, agreements, Contracts and other documents entered into and to be entered into to effect the transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement (including as contemplated by the Internal Reorganization) or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement (other than the Ancillary Agreements), each of which shall be in such form and dated as of such date as SG Holdings shall determine in its sole discretion.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Any action to be taken by the board of directors of a Party may be taken by a committee of the board of directors of such Party if properly delegated by the board of directors of a Party to such committee. Unless the context otherwise requires:

(1) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;

(2) references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement;

(3) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement;

(4) references in this Agreement to any time shall be to Dallas, Texas time unless otherwise expressly provided herein; and

(5) as described in Section 10.2, to the extent that the terms and conditions of any Schedule hereto conflicts with the express terms of the body of this Agreement or any Ancillary Agreement, the terms of such Schedule shall control; it being understood that the Parties intend to include in the Schedules hereto any exceptions to the general rules described in the body of this Agreement and to give full effect to such exceptions, with respect to the matters expressly set forth therein.

Section 1.3 Effective Time. This Agreement shall be effective as of the Effective Time.

Section 1.4 Other Matters. described in more detail in, but subject to the terms and conditions of, Section 10.1 and Section 10.2, the Shared Services Agreement and Tax Matters Agreement will govern SG Holdings’ and SG DevCo’s respective rights, responsibilities and obligations after the Distribution with respect to the matters set forth in such Ancillary Agreements, except as expressly set forth in this Agreement or any other Ancillary Agreement.

Article II.
THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, including Section 4.3 and Section 4.4, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof. It is the intent of the Parties that prior to consummation of the Distribution, SG Holdings, SG DevCo and SG Holdings Subsidiaries shall be reorganized, to the extent necessary, such that immediately following the consummation of such reorganization, subject to Section 2.6 and the provisions of any Ancillary Agreement, (i) all of SG Holdings’ and its Subsidiaries’ right, title and interest in and to the SG DevCo Assets will be owned or held by member or members of the SG DevCo Group, the SG DevCo Business will be conducted by the members of the SG DevCo Group and the SG DevCo Liabilities will be assumed directly or indirectly by (or retained by) a member of the SG DevCo Group; and (ii) all of SG Holdings’ and its Subsidiaries’ right, title and interest in and to the SG Holdings Assets will be owned or held by a member or members of the SG Holdings Group, the SG Holdings Business will be conducted by the members of the SG Holdings Group and the SG Holdings Liabilities will be assumed directly or indirectly by (or retained by) a member of the SG Holdings Group. Further, it is the intent of the Parties that the direct assumption by SG DevCo of SG DevCo Liabilities is made in connection with the Separation, including the transfer of the SG DevCo Assets to SG DevCo.

Section 2.2 The Separation. At or prior to the Effective Time, to the extent not already completed and subject to the terms of the Ancillary Agreements:

(1) SG Holdings shall and hereby does, on behalf of itself and the other members of the SG Holdings Group, as applicable, transfer, contribute, assign, distribute, and convey, or cause to be transferred, contributed, assigned, distributed and conveyed (“Transfer”), to SG DevCo or another member of the SG DevCo Group, and SG DevCo or such member of the SG DevCo Group shall and hereby does accept from SG Holdings and the applicable members of the SG Holdings Group, all of SG Holdings’ and the other members’ of the SG Holdings Group’s respective direct or indirect rights, title and interest in and to the SG DevCo Assets;

(2) SG DevCo shall and hereby does on behalf of itself and the other members of the SG DevCo Group, as applicable, Transfer to SG Holdings or another member of the SG Holdings Group, and SG Holdings or such member of the SG Holdings Group shall and hereby does accept from SG DevCo and the applicable members of the SG DevCo Group, all of SG DevCo’s and the other members’ of the SG DevCo Group’s respective direct or indirect rights, title and interest in and to the SG Holdings Assets held by SG DevCo or a member of the SG DevCo Group;

(3) (i) SG Holdings shall, or shall cause another member of the SG Holdings Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all of the SG Holdings Liabilities and (ii) SG DevCo shall, or shall cause another member of the SG DevCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all the SG DevCo Liabilities, in each case regardless of (A) when or where such Liabilities arose or arise, (B) where or against whom such Liabilities are asserted or determined, (C) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of law, willful misconduct, bad faith, fraud or misrepresentation by any member of the SG Holdings Group or the SG DevCo Group, as the case may be, or any of their past or present respective directors, officers, employees, or agents, (D) which entity is named in any Proceeding associated with any Liability and (E) whether the facts on which they are based occurred prior to, on or after the date hereof;

Section 2.3 Settlement of Intergroup Indebtedness. Each of SG Holdings or any member of the SG Holdings Group, on the one hand, and SG DevCo or any member of the SG DevCo Group, on the other hand, will, repay, defease, capitalize, cancel, forgive, discharge, extinguish, assign, discontinue or otherwise cause to be satisfied, with respect to the other Party, as the case may be, all Intergroup Indebtedness owed or owed by the other Party on or prior to the Distribution, except as otherwise agreed to in good faith by the Parties in writing on or after the date hereof.

Section 2.4 Bank Accounts; Cash Balances.

(1) The Parties agree to take, or cause the members of their respective Groups to take, at the Effective Time (or such earlier time as SG Holdings may determine), all actions necessary to amend all Contracts governing each bank and brokerage account owned by SG DevCo or any other member of the SG DevCo Group (the “SG DevCo Accounts”) so that such SG DevCo Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by SG Holdings or any other member of the SG Holdings Group (the “SG Holdings Accounts”) are de-linked from the SG Holdings Accounts. From and after the Effective Time, no SG Holdings Group Employee shall have any authority to access or control any SG DevCo Account, except as provided for through the Shared Services Agreement.

(2) The Parties agree to take, or cause the members of their respective Groups to take, at the Effective Time (or such earlier time as SG Holdings may determine), all actions necessary to amend all Contracts governing the SG Holdings Accounts so that such SG Holdings Accounts, if currently linked to an SG DevCo Account, are de-linked from the SG DevCo Accounts. From and after the Effective Time, no SG DevCo Group Employee shall have any authority to access or control any SG Holdings Account, except as may be provided for through the Shared Services Agreement (if applicable).

(3) The Parties intend that, following consummation of the actions contemplated by Section 2.4(1) and Section 2.4(2), there will continue to be in place a centralized cash management system pursuant to which the SG DevCo Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by members of the SG DevCo Group.

(4) The Parties intend that, following consummation of the actions contemplated by Section 2.4(1) and Section 2.4(2), there will continue to be in place a centralized cash management system pursuant to which the SG Holdings Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by members of the SG Holdings Group.

(5) With respect to any outstanding checks issued by SG Holdings, SG DevCo, or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the member of the applicable Group owning the account on which the check is drawn.

(6) As between the Parties hereto and the members of their respective Groups, all payments and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

(7) The Parties agree that, prior to the Effective Time, SG Holdings or any other member of the SG Holdings Group may withdraw any and all cash or Cash Equivalents from the SG DevCo Accounts for the benefit of SG Holdings or any other member of the SG Holdings Group. Notwithstanding the foregoing, it is the intention of SG Holdings and SG DevCo that, at the time of the Distribution, SG DevCo shall have a minimum cash or Cash Equivalents balance, as would be reflected on the unaudited consolidated balance sheet of the SG DevCo Group as of the close of business on the date prior to the Distribution Date, of $___. All cash held by any member of the SG DevCo Group as of the Distribution shall be an SG DevCo Asset and all cash held by any member of the SG Holdings Group as of the Distribution shall be a SG Holdings Asset.

Section 2.5 Limitation of Liability; Termination of Agreements.

(1) Except as otherwise expressly provided in this Agreement, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of each other Party’s Group in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(2) Except as provided in Section 2.3 or as set forth in subsection (3) below, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding, whether or not in writing, entered into or existing at or prior to the Effective Time, and each Party hereby terminates, and shall cause all members in its Group to terminate, any and all Contracts, arrangements, course of dealings or understandings between it or any members in its Group, on the one hand, and the other Party, or any members of its Group, on the other hand, effective as of immediately prior to the Effective Time, and any such Liability, whether or not in writing, is hereby irrevocably cancelled, released and waived effective as of the Effective Time. No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, any reasonably requested actions necessary to effect the foregoing.

(3) The provisions of Section 2.5(2) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof):

(i) this Agreement, the Ancillary Agreements, the Transfer Documents, the Continuing Arrangements and any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby;

(ii) any Contracts, arrangements, course of dealings or understandings to which any Third Party is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts, arrangements, course of dealings or understandings constitute SG Holdings Assets, SG DevCo Assets, SG Holdings Liabilities, or SG DevCo Liabilities, such Contracts, arrangements, course of dealings or understandings shall be assigned or retained pursuant to this Article II); and

(iii) any Contracts, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of SG Holdings or SG DevCo is a party.

(4) If any Contract, arrangement, course of dealing or understanding is terminated pursuant to Section 2.5(2) and, but for the mistake or oversight of either Party, would have been listed on Schedule 1.1(17) as a Continuing Arrangement as it is reasonably necessary for such affected Party to be able to continue to operate its businesses in substantially the same manner in which such businesses were operated prior to the Effective Time, then, at the request of such affected Party made within twelve (12) months following the Effective Time, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, arrangement, course of dealing or understanding should continue following the Effective Time; provided, however, any Party may determine, in its sole discretion, not to re-instate or otherwise continue any such Contract, arrangement, course of dealing or understanding.

Section 2.6 Delayed Transfer of Assets or Liabilities.

(1) To the extent that any Transfers or assumptions contemplated by this Article II shall not have been consummated at or prior to the Effective Time, the Parties shall cooperate to effect such Transfers or assumptions as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or assumed; provided, however, that the Parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to seek to obtain any necessary Consents or Governmental Approvals for the Transfer of all Assets and assumption of all Liabilities contemplated to be Transferred or assumed pursuant to this Article II.

(2) In the event that any such Transfer of Assets or assumption of Liabilities has not been consummated as of the Effective Time (any such Asset or Liability, a “Delayed Transfer Asset or Liability”), then from and after the Effective Time, (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the Party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or the relevant member of its Group) retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Delayed Transfer Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Delayed Transfer Asset or Liability is to be transferred or assumed in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member of the SG Holdings Group or the SG DevCo Group, as the case may be, entitled to the receipt of such Asset or Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of such delayed Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

(3) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of transfer of any Delayed Transfer Asset or Liability pursuant to this Section 2.6, are obtained or satisfied, the Transfer or novation of the applicable Delayed Transfer Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement as promptly as practicable after the receipt of such Consents, Governmental Approvals and/or absence or satisfaction of conditions.

(4) The Party (or relevant member of its Group) retaining any Delayed Transfer Asset or Liability shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.

(5) Until the two year anniversary of this Agreement, if either Party determines that it (or any member of its Group) owns any Asset that was allocated by the terms of this Agreement to be Transferred to the other Party at the Effective Time or that is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party or an Asset that such other Party or Subsidiary was intended to have the right to continue to use, then the Party owning such Asset shall as applicable (i) Transfer any such Asset to the Party (or relevant member of its Group) identified as the appropriate transferee and following such Transfer, such Asset shall be an SG DevCo Asset or SG Holdings Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to assumption of associated Liabilities. In connection with such Transfer, the receiving party shall assume all Liabilities related to such Asset.

(6) After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party authorizes the other Party (or any member of its Group) to receive and open all mail, packages and other communications received by such Party (or any member of its Group) and not unambiguously intended for such first Party, any member of such first Party’s Group or any of their respective officers, directors, employees or other agents, and to the extent that they do not relate to the business of the receiving Party, the receiving party shall promptly deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 10.6. The provisions of this Section 2.6(6) are not intended to, and shall not, be deemed to constitute an authorization by any Party (or any member of its Group) to permit the other to accept service of process on its (or its members’) behalf and no Party (or any member of its Group) is or shall be deemed to be the agent of the other Party (or any member of its Group) for service of process purposes.

(7) For the avoidance of doubt, nothing in this Section 2.6 shall apply to Shared Contracts, which shall be governed by Section 2.8.

Section 2.7 Transfer Documents. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, at or prior to the Effective Time, or after the Effective Time with respect to Section 2.6, by the appropriate entities, the Transfer Documents necessary to evidence the valid and effective assumption by the applicable Party (or any member of its Group) of its assumed Liabilities, and the valid Transfer to the applicable Party (or any member of its Group) of all rights, titles and interests in and to its accepted Assets, including the transfer of real property with quit claim deeds, as may be appropriate.

Section 2.8 Shared Contracts.

(1) With respect to Shared Contractual Liabilities pursuant to, under or relating to a given Shared Contract, such Shared Contractual Liabilities shall be allocated, unless otherwise allocated pursuant to this Agreement or an Ancillary Agreement, between the Parties as follows:

(i) first, if a Liability is incurred exclusively in respect of a benefit received by one Party or its Group, the Party or Group receiving such benefit shall be responsible for such Liability;

(ii) second, if a Liability cannot be exclusively allocated to one Party or its Group under clause (i) above, such Liability shall be allocated among both Parties and their respective Groups based on the relative proportions of total benefit received (over the remaining term of the Shared Contract, measured starting as of the date of allocation) under the relevant Shared Contract. Notwithstanding the foregoing, each Party and its Group shall be responsible for any or all Liabilities arising out of or resulting from such Party’s or Group’s breach of the relevant Shared Contract.

(2) Except as otherwise expressly contemplated in this Agreement or an Ancillary Agreement, if SG Holdings or any member of the SG Holdings Group, on the one hand, or SG DevCo or any member of the SG DevCo Group, on the other hand, receives any benefit or payment under any Shared Contract which was intended for the other Party or its Group, SG Holdings, on the one hand, or SG DevCo, on the other hand, as applicable, will use its respective commercially reasonable efforts, or will cause any member of its Group to use its commercially reasonable efforts, to deliver, Transfer or otherwise afford such benefit or payment to the other Party.

(3) Notwithstanding anything to the contrary herein, the Parties have determined that it is advisable that certain Shared Contracts, or portions thereof, will be separated or assigned to a member of the SG Holdings Group or the SG DevCo Group, as applicable. The Parties shall use their commercially reasonable efforts to separate the Shared Contracts which are identified on Schedule 2.8(3)(i) into separate Contracts between the appropriate Third Party and either (i) SG DevCo or a member of the SG DevCo Group or (ii) SG Holdings or a member of the SG Holdings Group. SG Holdings or a member of the SG Holdings Group will use commercially reasonable efforts to assign the rights and obligations, but only to the extent relating to the SG DevCo Business, under the Shared Contracts which are identified on Schedule 2.8(3)(ii) to SG DevCo or a member of the SG DevCo Group. The Parties agree to cooperate and provide reasonable assistance prior to the Effective Time and for a period of six (6) months following the Effective Time (with no obligation on the part of either Party to pay any costs or fees with respect to such assistance) in effecting the separation or assignment of such Shared Contracts as described above.

(4) Each of SG Holdings and SG DevCo shall, and shall cause the members of their respective Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to their respective Business as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of such Party’s Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or a good faith resolution of a Tax Contest).

Section 2.9 Further Assurances.

(1) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, each of the Parties shall cooperate with each other and use (and will cause the relevant member of its Group to use) commercially reasonable efforts, prior to, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(2) Without limiting the foregoing, each Party shall cooperate with the other Party, from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(3) On or prior to the Distribution Date, SG Holdings and SG DevCo in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each approve or ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of SG Holdings or Subsidiary of SG DevCo, as applicable, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.10 Novation of Liabilities; Consents.

(1) Each Party, at the request of the other Party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign all obligations under Contracts or other Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement, or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any Third Party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

(2) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the other Party or a member of such other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such other Party or member of such other Party’s Group thereunder from and after the Effective Time; provided, however, that the other Party shall not be obligated to extend, renew or otherwise cause such Contract, license or other obligation to remain in effect beyond the term in effect as of the Effective Time. The Liable Party shall indemnify and defend each other Party and the members of such other Party’s Group against any and all Liabilities arising in connection therewith; provided, however, that the Liable Party shall have no obligation to indemnify the other Party or any member of such other Party’s Group with respect to any matter to the extent that such other Party has engaged in any knowing violation of Law or fraud in connection therewith. The other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the other Party shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of such other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall assume such rights and obligations and other Liabilities.

Section 2.11 Guarantees and Letters of Credit.

(1) SG Holdings shall (with the commercially reasonable cooperation of SG DevCo and the other members of the SG DevCo Group) use its commercially reasonable efforts, if so requested by SG DevCo, to have any member of the SG DevCo Group removed as guarantor of, or obligor for, any SG Holdings Liability, including with respect to those guarantees and obligations listed or described on Schedule 2.11(1), to the extent that they relate to SG Holdings Liabilities.

(2) SG DevCo shall (with the commercially reasonable cooperation of SG Holdings and the other members of the SG Holdings Group) use its commercially reasonable efforts, if so requested by SG Holdings, to have any member of the SG Holdings Group removed as guarantor of, or obligor for, any SG DevCo Liability, including with respect to those guarantees listed or described on Schedule 2.11(2), to the extent that they relate to the SG DevCo Liabilities (each of the releases referred to in clauses (1) and (2) of this Section 2.11, a “Guaranty Release”).

Section 2.12 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.

(1) EACH OF SG HOLDINGS (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE SG HOLDINGS GROUP), AND SG DEVCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE SG DEVCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, TRANSFER DOCUMENT, OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, TRANSFER DOCUMENT, OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED HEREBY OR THEREBY, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED, OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NO INFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY TRANSFER DOCUMENT OR IN ANY ANCILLARY AGREEMENT, ALL ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM) AND THE RESPECTIVE TRANSFEREES SHALL BEAR ALL ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, CONTRACTS, OR JUDGMENTS ARE NOT COMPLIED WITH. ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS), ARE HEREBY DISCLAIMED.

(2) Each of SG Holdings (on behalf of itself and each member of the SG Holdings Group) and SG DevCo (on behalf of itself and each member of the SG DevCo Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.12(1) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both SG Holdings or any member of the SG Holdings Group, on the one hand, and SG DevCo or any member of the SG DevCo Group, on the other hand, are jointly or severally liable for any SG Holdings Liability or any SG DevCo Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(3) SG Holdings hereby waives compliance by itself and each and every member of the SG Holdings Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the SG Holdings Assets to SG Holdings or any member of the SG Holdings Group.

(4) SG DevCo hereby waives compliance by itself and each and every member of the SG DevCo Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the SG DevCo Assets to SG DevCo or any member of the SG DevCo Group.

Article III.

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1 Separation. The Parties agree to take, or cause the members of their respective Groups to take, prior to the Distribution, all actions necessary, subject to the terms of this Agreement, to effectuate the Separation as set forth in Article II.

Section 3.2 Certificate of Incorporation; Bylaws. At or prior to the Effective Time, all necessary actions shall be taken to adopt the form of amended and restated certificate of incorporation and amended and restated by-laws filed by SG DevCo with the SEC as exhibits to the Registration Statement.

Section 3.3 Directors. To the extent not already caused, at or prior to the Effective Time, SG Holdings shall take all necessary action to cause the board of directors of SG DevCo to consist of the individuals who are identified in the Registration Statement (including the Information Statement) at the Effective Time as being directors of SG DevCo.

Section 3.4 Resignations.

(1) Subject to Section 3.4(2), at or prior to the Effective Time, (i) SG Holdings shall cause all its employees and any employees of its Affiliates who will not become an SG DevCo Group Employee immediately following the Effective Time to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the SG DevCo Group in which they serve, and (ii) SG DevCo shall cause all SG DevCo Group Employees to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the SG Holdings Group in which they serve.

(2) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Information Statement as the Person who is to hold such position or office following the Distribution.

Section 3.5 Ancillary Agreements. At or prior to the Effective Time, SG Holdings and SG DevCo shall enter into, and, if applicable, shall cause a member or members of their respective Groups to enter into, the Ancillary Agreements.

Section 3.6 [RESERVED]

Article IV.

THE DISTRIBUTION

Section 4.1 The Distribution. Subject to the satisfaction or waiver of the conditions, covenants and other terms set forth in this Agreement and the Ancillary Agreements, on or prior to the Distribution Date, in connection with the Separation, including the Transfer of the SG DevCo Assets to SG DevCo in the Separation whenever made, SG DevCo shall issue to SG Holdings as a stock dividend such number of shares of SG DevCo Common Stock (or SG Holdings and SG DevCo shall take or cause to be taken such other appropriate actions to ensure that SG Holdings has the requisite number of shares of SG DevCo Common Stock) as may be requested by SG Holdings after consultation with SG DevCo in order to effect the Distribution, which shares as of the date of issuance shall represent (together with such shares previously held by SG Holdings) all of the issued and outstanding shares of SG DevCo Common Stock. Subject to conditions and other terms in this Article IV, SG Holdings will cause the Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of SG DevCo Common Stock to book entry accounts for each holder of SG DevCo Common Stock or designated transferee or transferees of such holder of SG DevCo Common Stock. For stockholders of SG Holdings who own SG Holdings Common Stock through a broker or other nominee, their shares of SG DevCo Common Stock will be credited to their respective accounts by such broker or nominee. No action by any holder of SG Holdings Common Stock on the Record Date shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of SG DevCo Common Stock (and, if applicable, cash in lieu of any fractional shares) such stockholder is entitled to in the Distribution.

Section 4.2 Fractional Shares. SG Holdings stockholders who, after aggregating the number of shares of SG DevCo Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of SG DevCo Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of SG DevCo Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of SG DevCo Common Stock allocable to each other holder of record or beneficial owner of SG Holdings Common Stock as of close of business on the Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of SG DevCo Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. SG DevCo shall bear the cost of brokerage fees and transfer taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Agent. None of SG Holdings, SG DevCo or the applicable Agent will guarantee any minimum sale price for the fractional shares of SG DevCo Common Stock. Neither SG Holdings nor SG DevCo will pay any interest on the proceeds from the sale of fractional shares. The Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the selected broker-dealers will be Affiliates of SG Holdings or SG DevCo.

Section 4.3 Actions in Connection with Distribution.

(1) SG DevCo shall file such amendments and supplements to the Registration Statement as SG Holdings may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Registration Statement and Information Statement as may be required by the SEC or federal, state or foreign securities Laws. SG Holdings shall mail to the holders of SG Holdings Common Stock, at such time on or prior to the Distribution Date as SG Holdings shall determine, the Information Statement included in the Registration Statement, as well as any other information concerning SG DevCo, the SG DevCo Business, operations and management, the Separation and such other matters as SG Holdings shall reasonably determine are necessary and as may be required by Law.

(2) SG DevCo shall also prepare, file with the SEC and cause to become effective any registration statements or amendments thereof required to effect the establishment of, or amendments to, any employee benefit and other plans or as otherwise necessary or appropriate in connection with the transactions contemplated by this Agreement, or any of the Ancillary Agreements, including any transactions related to financings or other credit facilities. Promptly after receiving a request from SG Holdings, SG DevCo shall prepare and, in accordance with applicable Law, file with the SEC any such documentation that SG Holdings determines is necessary or desirable to effectuate the Distribution, and SG Holdings and SG DevCo shall each use commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(3) Promptly after receiving a request from SG Holdings, to the extent not already approved and effective, SG DevCo shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing on the Nasdaq of the SG DevCo Common Stock to be distributed in the Distribution, subject to official notice of distribution.

(4) Nothing in this Section 4.3 shall be deemed, by itself, to create a Liability of SG Holdings for any portion of the Registration Statement.

Section 4.4 Sole Discretion of SG Holdings. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, SG Holdings shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, SG Holdings may, in accordance with Section 10.10, at any time prior to the Distribution Date and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. None of SG DevCo, any other member of the SG DevCo Group, any SG DevCo Group Employee or any Third Party shall have any right or claim to require the consummation of the Separation or the Distribution, each of which shall be effected at the sole discretion of the SG Holdings Board.

Section 4.5 Conditions.

(1) Subject to Section 4.4, the following are conditions to the consummation of the Distribution (which, to the extent permitted by applicable Law, may be waived, in whole or in part, by SG Holdings in its sole discretion):

(i) The SG DevCo Registration Statement shall have been declared effective by the SEC and shall be subject to no further comment, no stop order suspending the effectiveness of the SG DevCo Registration Statement shall be in effect, and no Proceedings for that purpose will be pending before or threatened by the SEC;

(ii) The SG DevCo Common Stock to be delivered to the SG Holdings stockholders in the Distribution shall have been accepted for listing on the Nasdaq, subject to official notice of distribution;

(iii) SG Holdings shall have obtained an opinion from ___________, tax counsel to SG Holdings, in form and substance satisfactory to SG Holdings (in its sole discretion), substantially to the effect that, among other things, the Distribution, together with certain related transactions, should qualify as a taxable distribution for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code and that certain transactions involving the transfer to members of the SG DevCo Group of certain SG DevCo Assets and/or the assumption by members of the SG DevCo Group of certain SG DevCo Liabilities in connection with the Separation will not result in the recognition of any gain or loss to members of the SG Holdings Group or SG DevCo Group for U.S. federal income tax purposes;

(iv) Each of SG Holdings and SG DevCo shall have received any necessary permits, registrations and consents under the securities or “blue sky” Laws of states or other political subdivisions of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution and all such permits and authorizations shall be in effect;

(v) No order, injunction or decree issued by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no other Law or other legal restraint or prohibition shall have been adopted or be effective preventing the consummation of the Separation, Distribution or any of the related transactions contemplated herein;

(vi) The Internal Reorganization shall have been effectuated, including the execution of all such instruments, assignments, documents and other agreements necessary to effect the Internal Reorganization; and

(vii) No other events or developments shall exist or shall have occurred that, in the judgment of the SG Holdings Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement.

(2) The conditions set forth in this Section 4.5 are for the sole benefit of SG Holdings and shall not give rise to or create any duty on the part of SG Holdings or the SG Holdings Board to waive or not waive any such condition. Any determination made by SG Holdings prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.5 shall be conclusive and binding on the Parties hereto.

Article V.

COVENANTS

Section 5.1 Legal Names and Other Parties’ Trademark.

(1) Except as otherwise specifically provided in any Ancillary Agreement, as soon as reasonably practicable after the Distribution Date, but in any event within six (6) months thereafter, each Party shall cease (and shall cause all of the other members of its Group to cease): (i) making any use of any names or Trademarks that include (A) any of the Trademarks of the other Party or such other Party’s Affiliates (including, in the case of SG DevCo, “SG Holdings” or any other name or Trademark containing the words “SG Holdings”, and in the case of SG Holdings, “SG DevCo” or “SG DevCo Inc.” or any other name or Trademark containing the words “SG DevCo”) and (B) any names or Trademarks confusingly similar thereto or dilutive thereof (with respect to each Party, such Trademarks of the other Party or any of such other Party’s Affiliates, the “Other Party Marks”), and (ii) holding themselves out as having any affiliation with the other Party or such other Party’s Affiliates; provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from (1) in the case of any member of the SG DevCo Group, making factual and accurate reference in a non-Trademark manner that it was formerly affiliated with SG Holdings or in the case of any member of the SG Holdings Group, making factual and accurate reference in a non-Trademark manner that it was formerly affiliated with SG DevCo, (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated Third Party made such use or would otherwise be legally permissible for any unaffiliated Third Party without the consent of the Party owning such Other Party Mark, and (3) making references in internal historical and tax records. In furtherance of the foregoing, as soon as practicable, but in no event later than six (6) months following the Distribution Date, each Party shall (and cause all of the other members of its Group to) remove, strike over or otherwise obliterate all Other Party Marks from all of such Party’s and its Affiliates’ assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Any use by any Party or any of such Party’s Affiliates of any of the Other Party Marks as permitted in this Section 5.1 is subject to their compliance with all quality control standards and related requirements and guidelines in effect for the Other Party Marks as of the Effective Time.

(2) Notwithstanding the foregoing requirements of Section 5.1(1), if any Party or any member of such Party’s Group used commercially reasonable efforts to comply with Section 5.1(a) but is unable, due to regulatory or other circumstance beyond its control, to effect a legal name change in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s legal name, then such Party or its relevant Group member will not be deemed to be in breach hereof as long as it continues to use commercially reasonable efforts to effectuate such name change and does effectuate such name change within twelve (12) months after the Distribution Date, and, in such circumstances, such Party or Group member may continue to include in its assets and other materials references to the Other Party Mark that is in such Party’s or Group member’s legal name which includes references to “SG DevCo” or “SG Holdings” as applicable, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s legal name can be changed to remove and eliminate such references.

(3) Notwithstanding the foregoing requirements of Section 5.1(1), but subject to Section 2.7 hereof, SG DevCo shall not be required to change any name including the words “SG” in any Third Party contract or license, or in property records with respect to real or personal property, if an effort to change the name is commercially unreasonable; provided, however, that (i) SG DevCo on a prospective basis from and after the Distribution Date shall change the name in any new or amended Third Party contract or license or property record and (ii) SG DevCo shall not advertise or make public any continued use of the “SG Holdings” name permitted by this Section 5.1(3) except as otherwise permitted by this Section 5.1.

Section 5.2 Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

(1) Each Party agrees that during the period ending on December 31, 2024, with respect to clause (i) below and December 31, 2023 with respect to clause (ii) (and with the consent of the other applicable Party, which consent shall not be unreasonably withheld or delayed, during any period of time after December 31, 2024 reasonably requested by such requesting Party so long as there is a reasonable business purpose for such request) and in any event solely with respect to the preparation and audit of each of the Party’s financial statements for any of the years ended December 31, 2022, 2021 and 2020, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting related to such financial statements and such Party’s management’s assessment thereof, and each Party’s management’s assessment of such Party’s disclosure controls and procedures related to such financial statements:

(i) Annual Financial Statements. Each Party shall provide to the other Party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, (a) its auditor’s audit report of its internal control over financial reporting and (b) management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors with respect to information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete their respective auditor’s report on Internal Control Audit and Management Assessments, to the extent applicable to such Party.

(ii) Access to Personnel and Records. Each audited Party shall authorize, and use its commercially reasonable efforts to cause, its respective auditors to make available to the other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s expected auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they consider necessary to conduct their respective Internal Control Audit and Management Assessments.

(2) Amended Financial Reports. In the event a Party restates any of its financial statements that includes such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation between January 1, 2020 and December 31, 2022, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the SEC that includes such restated audited or unaudited financial statements (the “Amended Financial Reports”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the SEC, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the SEC, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party and the Other Parties’ Auditors, in connection with the other Party’s preparation of any Amended Financial Reports.

(3) Financials; Outside Auditors. If any Party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party’s Group, the other Party shall use its commercially reasonable efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the Party’s Exchange Act filings.

(4) Third Party Agreements. Nothing in this Section 5.2 shall require any Party to violate any Contract or arrangement with any Third Party regarding the confidentiality of confidential and proprietary information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this Section 5.2 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party’s consent to the disclosure of such information. The Parties also acknowledge that the Other Parties’ Auditors are subject to contractual, legal, professional and regulatory requirements with which such auditors are responsible for complying.

Section 5.3 No Restrictions on Corporate Opportunities.

(1) In the event that SG Holdings or any other member of the SG Holdings Group, or any director or officer of SG Holdings or any other member of the SG Holdings Group, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both SG Holdings or any other member of the SG Holdings Group and SG DevCo or any other member of the SG DevCo Group, neither SG Holdings nor any other member of the SG Holdings Group, nor any director or officer of SG Holdings or any other member of the SG Holdings Group, shall have any duty to communicate or present such corporate opportunity to SG DevCo or any other member of the SG DevCo Group and shall not be liable to SG DevCo or any other member of the SG DevCo Group or to SG DevCo’s stockholders for breach of any fiduciary duty as a stockholder of SG DevCo or an officer or director thereof by reason of the fact that SG Holdings or any other member of the SG Holdings Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to SG DevCo or any other member of the SG DevCo Group.

(2) In the event that SG DevCo or any other member of the SG DevCo Group, or any director or officer of SG DevCo or any other member of the SG DevCo Group, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both SG Holdings or any other member of the SG Holdings Group and SG DevCo or any other member of the SG DevCo Group, neither SG DevCo nor any other member of the SG DevCo Group, nor any director or officer of SG DevCo or any other member of the SG DevCo Group, shall have any duty to communicate or present such corporate opportunity to SG Holdings or any other member of the SG Holdings Group and shall not be liable to SG Holdings or any other member of the SG Holdings Group or to SG Holdings’ stockholders for breach of any fiduciary duty as a stockholder of SG Holdings or an officer or director thereof by reason of the fact that SG DevCo or any other member of the SG DevCo Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to SG Holdings or any other member of the SG Holdings Group.

(3) For the purposes of this Section 5.3, “corporate opportunities” of SG DevCo or any other member of the SG DevCo Group shall include, but not be limited to, business opportunities that are, by their nature, in a line of business of SG DevCo or any other member of the SG DevCo Group, including the SG DevCo Business, are of practical advantage to them and are ones in which SG DevCo or any other member of the SG DevCo Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of SG Holdings or any other member of the SG Holdings Group or any of their officers or directors will be brought into conflict with that of SG DevCo or any other member of the SG DevCo Group, and “corporate opportunities” of SG Holdings or any other member of the SG Holdings Group shall include, but not be limited to, business opportunities that are, by their nature, in a line of business of SG Holdings or any other member of the SG Holdings Group, including the SG Holdings Business, are of practical advantage to them and are ones in which SG Holdings or any other member of the SG Holdings Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of SG DevCo or any other member of the SG DevCo Group or any of their officers or directors will be brought into conflict with that of SG Holdings or any other member of the SG Holdings Group.

Section 5.4 [RESERVED].

Article VI.
SURVIVAL AND INDEMNIFICATION; MUTUAL RELEASES

Section 6.1 Release of Pre-Distribution Claims.

(1) Except (i) as provided in Section 6.1(3), (ii) as may otherwise be provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any SG Holdings Indemnified Party is entitled to indemnification pursuant to this Article VI, effective as of the Distribution, SG Holdings does hereby, for itself and each other member of the SG Holdings Group and their respective successors and assigns, and, to the extent SG Holdings legally may, all Persons that at any time prior or subsequent to the Distribution have been stockholders, directors, officers, members, agents or employees of SG Holdings or any other member of the SG Holdings Group (in each case, in their respective capacities as such), remise, release and forever discharge SG DevCo and each member of the SG DevCo Group and their respective successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract or agreement, by operation of Law or otherwise, including for fraud, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, whether or not known as of the Distribution, including in connection with the transactions and all other activities to implement the Separation or the Distribution. SG Holdings shall not make, and shall not permit any other member of the SG Holdings Group to make, any claim or demand, or commence any Proceedings asserting any claim or demand, including any claim for indemnification, against any member of the SG DevCo Group with respect to any Liabilities released pursuant to this Section 6.1(1).

(2) Except (i) as provided in Section 6.1(2), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any SG DevCo Indemnified Party is entitled to indemnification pursuant to this Article VI, effective as of the Distribution, SG DevCo does hereby, for itself and each other member of the SG DevCo Group and their respective successors and assigns, and, to the extent SG DevCo legally may, all Persons that at any time prior or subsequent to the Distribution have been stockholders, directors, officers, members, agents or employees of SG DevCo or any other member of the SG DevCo Group (in each case, in their respective capacities as such), remise, release and forever discharge SG Holdings and each member of the SG Holdings Group and their respective successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract or agreement, by operation of Law or otherwise, including for fraud, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, whether or not known as of the Distribution, including in connection with the transactions and all other activities to implement the Separation or the Distribution. SG DevCo shall not, and shall not permit any other member of the SG DevCo Group to, make any claim or demand, or commence any Proceedings asserting any claim or demand, including any claim for indemnification, against any member of the SG Holdings Group with respect to any Liabilities released pursuant to this Section 6.1(2).

(3) Nothing contained in Sections 6.1(2) or (3) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any arrangement that is not to terminate as of the Distribution. Nothing contained in Sections 6.1(1) or (2) shall release any Party from:

(i) any Liability provided in or resulting from any agreement among any member of the SG Holdings Group and any member of the SG DevCo Group that is not to terminate as of the Distribution, or any other liability that is not to terminate as of the Distribution;

(ii) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement, including in respect of claims brought against the Parties (or members of their respective Groups) by any Third Party, which Liability shall be governed by the provisions of this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iv) any Liability with respect to any Continuing Arrangements or any Intergroup Indebtedness that survive the Effective Time; and

(v) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other liability of any member of any Group under, this Agreement; or

(vi) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 6.1; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 6.1 but for the provisions of this clause (vi).

In addition, nothing contained in Section 6.1(1) shall release any member of the SG Holdings Group from honoring its existing obligations to indemnify any director, officer or employee of SG DevCo who was a director, officer or employee of SG Holdings or any of its Affiliates at or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Proceeding with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Effective Time; it being understood that if the underlying obligation giving rise to such Proceedings is an SG DevCo Liability, SG DevCo shall indemnify SG Holdings for such Liability (including SG Holdings’ costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI.

(4) At any time, at the request of any other Party, each Party shall cause each member of its respective Group to execute and deliver releases in form reasonably satisfactory to the other Party reflecting the provisions of this Section 6.1.

Section 6.2 Indemnification by SG Holdings. In addition to any other provision of this Agreement or any Ancillary Agreement requiring indemnification, except as otherwise specifically set forth in any provision of this Agreement, and subject to Section 6.11, from and after the Distribution, SG Holdings will indemnify, defend, release and discharge SG DevCo and its Affiliates and their respective current and former directors, officers, employees and agents and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “SG DevCo Indemnified Parties,” and, together with SG Holdings Indemnified Parties, the “Indemnified Parties”), from and against any and all Indemnifiable Losses actually suffered or incurred by the SG DevCo Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence (whether simple, contributory or gross), recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication) to the fullest extent permitted by applicable Law:

(1) the failure of any member of the SG Holdings Group or any other Person to pay, perform or otherwise promptly discharge any SG Holdings Liability in accordance with their respective terms, whether arising prior to, on or after the Distribution;

(2) any SG Holdings Liability; and

(3) any breach by any member of the SG Holdings Group of this Agreement or, subject to Section 6.11 hereof, any of the Ancillary Agreements, subject to any indemnification provision or any specific limitation on liability contained in any Ancillary Agreement.

Section 6.3 Indemnification by SG DevCo. In addition to any other provision of this Agreement or any Ancillary Agreement requiring indemnification, except as otherwise specifically set forth in any provision of this Agreement, and subject to Section 6.11, from and after the Distribution, SG DevCo shall indemnify, defend, release and discharge SG Holdings and its Affiliates and their respective current and former directors, officers, employees and agents and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “SG Holdings Indemnified Parties”), from and against any and all Indemnifiable Losses actually suffered or incurred by the SG Holdings Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence (whether simple, contributory or gross), recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication) to the fullest extent permitted by applicable Law:

(1) the failure of any member of the SG DevCo Group or any other Person to pay, perform or otherwise promptly discharge any SG DevCo Liability in accordance with their respective terms, whether arising prior to, on or after the Distribution;

(2) any SG DevCo Liability; and

(3) any breach by any member of the SG DevCo Group of this Agreement or, subject to Section 6.11 hereof, any of the Ancillary Agreements, subject to any indemnification provision or any specific limitation on liability contained in any Ancillary Agreement.

Section 6.4 Procedures for Indemnification; Third Party Claims.

(1) If an Indemnified Party shall receive notice or otherwise learn of the assertion by any Person who is not a member of the SG Holdings Group or the SG DevCo Group, as the case may be, of any claim, or of the commencement by any such Person of any Proceedings, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 6.2 or Section 6.3, or any other Section of this Agreement or any Ancillary Agreement (collectively, a “Third Party Claim”), such Indemnified Party shall give such Indemnifying Party written notice thereof within thirty (30) days after such Indemnified Party received notice or otherwise learned of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail, including, if known, the amount of the loss or Liability claimed or asserted by such third party for which indemnification may be available. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 6.4 shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually materially prejudiced by such failure to give notice.

(2) An Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice who is reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is a Proceeding by a Governmental Authority, (y) involves an allegation of a criminal violation or (z) seeks injunctive relief against the Indemnified Party. In the event of a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim, the Indemnified Party shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel reasonably acceptable to the Indemnifying Party as required by the applicable rules of professional conduct with respect to such matter. If the Indemnifying Party elects to undertake any such defense at its own expense, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party. Similarly, if the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, pertinent Records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.

(3) If, in such notice, an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 6.4(2), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party; provided, however, that the Indemnifying Party may at any time thereafter assume the defense of such Third Party Claim upon notice to the Indemnified Party (but the reasonable cost and expense incurred by the Indemnified Party in defending such Third Party Claim until such date as the Indemnifying Party shall assume the defense of such Third Party Claim shall be paid by the Indemnifying Party).

(4) The Indemnified Party may not settle or compromise any Third Party Claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(5) The Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to Section 6.4(2) or Section 6.4(3) and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article VI shall be binding on the Indemnified Party, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement (A) completely and unconditionally releases the Indemnified Party in connection with such matter, (B) consists solely of monetary consideration borne by a Person other than the Indemnified Party, and (C) does not involve any admission by the Indemnified Party of any wrongdoing or violation of Law.

(6) In the event of Proceedings in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable and advisable under the circumstances. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Proceedings as set forth in this Article VI.

(7) With respect to any Third Party Claim that implicates both the SG DevCo Group and the SG Holdings Group in a material fashion due to the allocation of Liabilities or potential impact on the operation of the SG Holdings Business or SG DevCo Business, responsibilities for management of defense, and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for the relevant members of the SG DevCo Group and SG Holdings Group the attorney-client privilege, joint defense or other privilege with respect thereto). The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims (at such Party’s own expense).

Section 6.5 Indemnification Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss is incurred.

Section 6.6 Survival of Indemnities. The rights and obligations of each of SG Holdings and SG DevCo and their respective Indemnified Parties under this Article VI shall survive (i) the sale or other transfer by any Group of any of its Assets or Businesses or the assignment by it of any Liabilities, and (ii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

Section 6.7 Indemnification Obligations Net of Insurance Proceeds and Other Amounts; Contribution.

(1) Insurance Proceeds and Other Amounts.

(i) The Parties intend that any Liability subject to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnified Party in respect of any indemnifiable Liability. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnified Party shall be reduced by any Insurance Proceeds or any other amounts theretofore actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(ii) Any Indemnity Payment shall be increased as necessary so that after making all payments corresponding to Taxes imposed on or attributable to such Indemnity Payment, the Indemnified Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

(2) Insurers and Other Third Parties Not Relieved. The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article VI. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Proceeding to collect or recover Insurance Proceeds, and an Indemnified Party need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(3) Contribution. If the indemnification provided for in this Article VI is unavailable for any reason to an Indemnified Party in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 6.7(3), contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnified Party as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of SG DevCo and each other member of the SG DevCo Group, on the one hand, and SG Holdings and each other member of the SG Holdings Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.

Section 6.8 Direct Claims. An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 6.4) within thirty (30) days of such determination, stating the claimed or asserted amount of the Indemnifiable Loss and method of computation thereof, if known, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnified Party or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.

Section 6.9 Remedies Cumulative. The remedies provided in this Article VI or elsewhere in this Agreement shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies provided for in this Agreement against any Indemnifying Party; provided, however, that the procedures set forth in this Article VI shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 6.10 Consequential Damages. EXCEPT AS MAY BE AWARDED TO A THIRD PARTY IN CONNECTION WITH ANY THIRD PARTY CLAIM THAT IS SUBJECT TO THE INDEMNIFICATION OBLIGATIONS IN THIS ARTICLE VI, IN NO EVENT SHALL SG HOLDINGS, SG DEVCO OR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR OTHER AGENTS BE LIABLE UNDER THIS AGREEMENT FOR ANY PUNITIVE, EXEMPLARY, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE, AND IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR OTHER AGENTS BE LIABLE UNDER THIS AGREEMENT FOR LOST PROFITS, OPPORTUNITY COSTS, DIMINUTION IN VALUE OR DAMAGES BASED UPON A MULTIPLE OF EARNINGS OR SIMILAR FINANCIAL MEASURE, EVEN IF UNDER APPLICABLE LAW SUCH LOST PROFITS, OPPORTUNITY COSTS, DIMINUTION IN VALUE, OR SUCH DAMAGES WOULD NOT BE CONSIDERED CONSEQUENTIAL OR SPECIAL DAMAGES.

Section 6.11 Ancillary Agreements. Notwithstanding anything in this Agreement to the contrary, to the extent any Ancillary Agreement contains any specific, express indemnification obligation or contribution obligation relating to any SG Holdings Liability, SG Holdings Asset, SG DevCo Liability or SG DevCo Asset contributed, assumed, retained, transferred, delivered or conveyed pursuant to such Ancillary Agreement, or relating to any other specific matter, the indemnification obligations contained herein shall not apply to such SG Holdings Liability, SG Holdings Asset, SG DevCo Liability or SG DevCo Asset, or such other specific matter, and instead the indemnification and/or contribution obligations set forth in such Ancillary Agreement shall govern with regard to such SG Holdings Asset, SG Holdings Liability, SG DevCo Asset or SG DevCo Liability or any such other specific matter.

Article VII.

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 7.1 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern) and without limiting the applicable provisions of Article VI, and subject to appropriate restrictions for classified, privileged or Confidential Information and subject further to any restrictions or limitations contained in Section 5.2 or elsewhere in this Article VII:

(1) After the Effective Time, upon the prior written request by SG DevCo for specific and identified Information which relates to (i) any member of the SG DevCo Group or the conduct of the SG DevCo Business (including SG DevCo Assets and SG DevCo Liabilities), as the case may be, up to the Effective Time, or (ii) any Ancillary Agreement, SG Holdings shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if SG DevCo has a reasonable need for such originals) in the possession or control of SG Holdings or any of its Affiliates, but only to the extent such items so relate.

(2) After the Effective Time, upon the prior written request by SG Holdings for specific and identified Information which relates to (i) any member of the SG Holdings Group or the conduct of the SG Holdings Business (including SG Holdings Assets and SG Holdings Liabilities), as the case may be, up to the Effective Time, or (ii) any Ancillary Agreement, SG DevCo shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if SG Holdings has a reasonable need for such originals) in the possession or control of SG DevCo or any of its Affiliates, but only to the extent such items so relate.

Section 7.2 Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern) and without limiting the applicable provisions of Article VI, and subject to any restrictions or limitations contained in Section 5.2 or elsewhere in this Article VII, from and after the Effective Time, each of SG Holdings and SG DevCo shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate notice and restrictions for classified, privileged or confidential information and to the requirements of any applicable Law, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party, and only for the duration such access is required, and relates to (a) such other Party or the conduct of its business prior to the Effective Time or (b) any Ancillary Agreement; provided, however, in the event that a Party determines that any such access or the provision of any such information (including information requested under Section 5.2 or Section 7.1) would be commercially detrimental in any material respect, violate any Law or Contract with a Third Party or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures (and, to the extent applicable, shall use commercially reasonable efforts to obtain the Consent from any Third Party required to make such disclosure without violating a Contract with a Third Party) to permit compliance with such information request in a manner that avoids any such harm, violation or consequence. Each of SG Holdings and SG DevCo shall inform their respective officers, directors, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to Section 5.2 or this Article VII of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

Section 7.3 Witness Services. At all times from and after the Effective Time, each of SG Holdings and SG DevCo shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, consultants, and agents (taking into account the business demands of such individuals) as witnesses to the extent that (a) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Proceeding in which the requesting Party may from time to time be involved (except for claims, demands or Proceedings in which one or more members of one Group is adverse to one or more members of the other Group) and (b) there is no conflict in the Proceeding between the requesting Party and the other Party.

Section 7.4 Cooperation. At all times from and after the Effective Time, except for any Proceeding (or any threatened Proceeding) in which one or more members of one Group is adverse to one or more members of the other Group, or in which there is otherwise a conflict between one or more members of one Group and one or more members of the other Group (each of which shall be governed by such discovery rules as may be applicable thereto), each of SG Holdings and SG DevCo shall cooperate and consult in good faith as reasonably requested in writing by the other Party with respect to the prosecution or defense of any Proceeding (or any audit or any other legal requirement) in which the requesting Party may from time to time be involved, regardless of whether relating to events that took place prior to, on or after the date of Separation or whether relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby or otherwise. Notwithstanding the foregoing, this Section 7.4 does not require a Party to take any step that would materially interfere, or that it reasonably determines could materially interfere, with its business. The requesting Party agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, incurred in connection with a request under this Section 7.4.

Section 7.5 Confidentiality.

(1) Notwithstanding any termination of this Agreement, from and after the Effective Time until the date that is five (5) years after the date of termination of the Agreement, the Parties shall hold, and shall cause each of their respective Subsidiaries to hold, and shall each cause their respective officers, directors, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any ongoing or future commercial purpose, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party (and the members of its respective Group and Business); provided, however, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures; provided, further, that each Party (and members of its Group as necessary) may use, or may permit use of, Confidential Information of the other Party in connection with such first Party performing its obligations, or exercising its rights, under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall, if not legally prohibited, promptly notify the other Party of the existence of such request or demand and shall provide the other Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such portion of such Confidential Information.

(2) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that SG Holdings exercises and applies to its confidential and proprietary information pursuant to SG Holdings’ policies and procedures in effect as of the Effective Time and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in (and only to the extent reasonably necessary to) the operation of the SG DevCo Business (in the case of the SG DevCo Group) or the SG Holdings Business (in the case of the SG Holdings Group); provided, however, such Confidential Information may be used only so long as the Confidential Information is maintained in confidence in accordance with, and not disclosed in violation of, Section 7.5(1).

(3) Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party prior to the Effective Time. Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of Third Parties to which they or any other member of their respective Groups has access, in accordance with the terms of any Contracts entered into prior to the Effective Time between one or more members of the such Party’s Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such Third Parties.

(4) Upon the written request of a Party, the other Party shall take commercially reasonable actions to promptly (i) deliver to such requesting Party all original Confidential Information (whether written or electronic) concerning such requesting Party and/or its Subsidiaries, and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts therefrom); provided, however, that the receiving Party may retain an archival copy of the Confidential Information, to the extent necessary to comply with applicable Law or such Party’s retention or archival policies. Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.

Section 7.6 Privileged Matters.

(1) Pre-Separation Services. The Parties recognize that legal and other professional services (including, but not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel) that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the SG Holdings Group and the SG DevCo Group, and that each of the members of the SG Holdings Group and the SG DevCo Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law; provided, however, that (i) members of the SG DevCo Group shall not be deemed the client with respect to pre-separation services that relate solely to the SG Holdings Business, and members of the SG DevCo Group may not assert privilege with respect to pre-separation services that relate solely to the SG Holdings Business; and (ii) members of the SG Holdings Group shall not be deemed the client with respect to pre-separation services that relate solely to the SG DevCo Business, and members of the SG Holdings Group may not assert privilege with respect to pre-separation services that relate solely to the SG DevCo Business.

(2) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of SG Holdings or SG DevCo or their successors or assigns, as the case may be. With respect to such post-separation services, the Parties agree as follows:

(i) SG Holdings shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the SG Holdings Business, whether or not the privileged information is in the possession of or under the control of SG Holdings or SG DevCo. SG Holdings shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting SG Holdings Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by SG Holdings, whether or not the privileged information is in the possession of or under the control of SG Holdings or SG DevCo or their successors or assigns; and

(ii) SG DevCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the SG DevCo Business, whether or not the privileged information is in the possession of or under the control of SG Holdings or SG DevCo or their successors or assigns. SG DevCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting SG DevCo Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by SG DevCo, whether or not the privileged information is in the possession of or under the control of SG Holdings or SG DevCo or their successors or assigns.

(3) The Parties agree that they shall have a shared privilege, subject to the restrictions in this Section 7.6, with respect to all privileges not allocated pursuant to the terms of Section 7.6(1) or
Section 7.6(2) and all privileges relating to any Proceedings or other matters which involve both
SG Holdings and SG DevCo (or one or more members of their respective Groups) in respect of which both Parties retain any responsibility or Liability under this Agreement.

(4) No Party may disclose to any Third Party any privileged communications that could be withheld under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in clause (5) or (6) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(5) In the event of any litigation, arbitration or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may disclose privileged communications to the other Party or member of such Party’s Group so long as the privileged communications are subject to a shared privilege among or between the Parties; provided, however, that such disclosure of a shared privilege shall be effective only as to the use of information with respect to the litigation, arbitration or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(6) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate and shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(7) Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, consultants, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 7.6 or otherwise to prevent the production or disclosure of such privileged information.

(8) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of SG Holdings and SG DevCo, as set forth in Section 7.5 and this Section 7.6, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 7.1 and Section 7.2 hereof, the agreement to provide witnesses and individuals pursuant to Section 7.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by this Section 7.6, and the transfer of privileged information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 7.7 Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII or Section 5.2 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 7.8 Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information, or privileged matter with respect thereto, set forth in any Ancillary Agreement.

Section 7.9 Compensation for Providing Information. A Party requesting Information pursuant to this Article VII agrees to reimburse the providing Party for the reasonable out-of-pocket expenses, if any, of gathering, copying and otherwise complying with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting any privilege thereunder or any other restrictions on the disclosure of such Information); provided, however, that each Party shall be responsible for its own attorneys’ fees and expenses incurred in connection therewith.

Article VIII.

DISPUTE RESOLUTION

Section 8.1 Negotiation.

(1) In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides that disputes thereunder will not be subject to the resolution procedures set forth in this Article VIII) or otherwise arising out of, or in any way related to this Agreement or any such Ancillary Agreement or the transactions contemplated hereby or thereby, including any claim based on Contract, tort, Law or constitution (but excluding any controversy, dispute or claim arising out of any Contract with a Third Party if such Third Party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), a Party must provide written notice of such Agreement Dispute (“Dispute Notice”). Within thirty (30) days of receipt by a Party of a Dispute Notice, the receiving Party shall submit to the other Party a written response. The Dispute Notice and the response shall each include a statement of the Party’s position, a general summary of the arguments (including relevant facts and circumstances) supporting that position, the name and title of the Party’s representatives who will represent the Party and any other person(s) in negotiation of the Agreement Dispute. The Parties agree to negotiate in good faith to resolve any noticed Agreement Dispute. If the Parties are unable for any reason to resolve an Agreement Dispute within forty-five (45) days from the time of receipt of the response to the Dispute Notice and the forty-five (45) day period is not extended by mutual written consent, then the Chief Executive Officers of the Parties shall enter into negotiations for a reasonable period of time to settle such Agreement Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed sixty (60) days from the 45th day noted above, if and as extended by mutual agreement of the Parties.

(2) Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, in the event of any Agreement Dispute with respect to which a Dispute Notice has been delivered in accordance with Section 8.1, (i) the relevant Parties shall not assert the defenses of statute of limitations and laches with respect to the period beginning after the date of receipt of the Dispute Notice, and (ii) any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall be tolled by the submittal of a Dispute Notice. All things said or disclosed, and any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall not be offered or received as evidence or used for impeachment or for any other purpose in any arbitration or other proceeding, but shall be considered as to have been said, disclosed or produced for settlement purposes.

Section 8.2 [RESERVED]

Section 8.3 Arbitration. If Any Agreement Dispute not resolved pursuant to Section 8.1, then such Agreement Dispute shall be exclusively and finally determined, at the request of any relevant Party, by arbitration (by an arbitral tribunal as provided for in Section 8.4) conducted where the Parties agree it would be most convenient, and in the absence of agreement in Pinellas County, Florida], before and in accordance with the American Arbitration Association (“AAA”) Commercial Arbitration Rules then currently in effect, except as modified herein (the “Rules”).

Section 8.4 Selection of Arbitrators. There shall be three arbitrators. Each Party shall appoint an arbitrator within twenty (20) days of a Party’s receipt of a Party’s demand for arbitration. The two Party-appointed arbitrators shall have twenty (20) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not timely appointed by the Parties shall be appointed by the AAA in accordance with the listing and ranking method in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause. If any appointed arbitrator declines, resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Party or arbitrators entitled to appoint such arbitrator shall promptly appoint a successor. In the event that an arbitrator is objected to, the AAA shall decide whether such objection is valid and whether the challenged arbitrator shall be removed. Any controversy concerning the jurisdiction of the arbitrators, whether the subject matter of an Agreement Dispute is suitable for resolution by arbitration, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article VIII shall be determined by the arbitrators.

Section 8.5 Arbitration Procedures. Any hearing to be conducted shall be held no later than 180 days following appointment of the arbitrators or as soon thereafter as practicable.

Section 8.6 Discovery. The arbitrators, consistent with the expedited nature of arbitration, shall permit limited discovery only of documents directly related to the issues in dispute. There shall be no more than three depositions per party of no more than 8 hours each. Notwithstanding the foregoing, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of a claim or defense or which are relevant to the issues raised in the Agreement Dispute. All discovery, if any, shall be completed within 90 days following the appointment of the arbitrators or as soon thereafter as practicable. Adherence to formal rules of evidence shall not be required and the arbitrators shall consider any evidence and testimony that the arbitrators determine to be relevant, in accordance with the Rules and procedures that the arbitrators determine to be appropriate. In resolving any Agreement Dispute, the Parties intend that the arbitrators shall apply the substantive Laws of the State of Delaware, without regard to any choice of law principles thereof that would mandate the application of the Laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction.

Section 8.7 Confidentiality of Proceedings. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement or as may be required by law or any regulatory authority, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration or the award. The arbitral award shall be confidential; provided, however, that such award may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this agreement to arbitrate or any arbitral award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or regulatory authority.

Section 8.8 Pre-Hearing Procedure and Disposition. Nothing contained herein is intended to or shall be construed to prevent any Party, from applying to any court of competent jurisdiction for injunctive or other similar equitable relief in connection with the subject matter of any Agreement Disputes, including to compel a party to arbitrate any Agreement Dispute, to prevent irreparable harm prior to the appointment of the arbitral tribunal or to require witnesses to obey subpoenas issued by the arbitrators. Without prejudice to such equitable remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The Parties agree to accept and honor any orders relating to interim or provisional remedies that are issued by the arbitrators and agree that any such interim order or remedy may be enforced, as necessary, in any court of competent jurisdiction.

Section 8.9 Continuity of Service and Performance. During the course of resolving an Agreement Dispute pursuant to the provisions of this Article VIII, the Parties will continue to provide all other services and honor all other commitments under this Agreement and each Ancillary Agreement with respect to all matters not the subject of the Agreement Dispute in arbitration.

Section 8.10 Awards. The arbitrators shall make an award and issue a reasoned opinion in writing setting forth the basis for such award within 30 days following the close of the hearing on the merits, or a soon thereafter as practicable. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings that is permitted under this Agreement and applicable Law, including monetary damages, specific performance and other forms of legal and equitable relief. The Parties hereby waive any claim to exemplary, punitive, multiple or similar damages in excess of compensatory damages, attorneys’ fees, costs and expenses of arbitration, except as may be expressly required by statute or as necessary to indemnify a Party for a Third Party Claim and the arbitrators are not empowered to and shall not award such damages. Any final award must provide that the party against whom an award is issued shall comply with the order within a specified period of time, not to exceed 30 days.

Section 8.11 Costs. Provided the amount in dispute is less than $25,000, if any Party attempts, unsuccessfully, to prevent an Agreement Dispute from being arbitrated such Party shall reimburse the prevailing party for all costs incurred in compelling arbitration. Except as otherwise may be provided in any Ancillary Agreement, the costs of arbitration pursuant to this Article VIII shall be borne by the non-prevailing Party as determined by the arbitrator.

Section 8.12 Adherence to Time Limits. In accepting appointment, each of the arbitrators shall commit that his or her schedule permits him or her to devote the reasonably necessary time and attention to the arbitration proceedings and to resolving the Agreement Dispute within the time periods set by this Agreement and by the Rules. Any time limits set out in this Article VIII or in the Rules may be modified upon written agreement of the Parties and the arbitrators or by order of the arbitrators for good cause shown. Any failure of the arbitrators to comply with such time limits or to render a final award within the time specified shall not impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.

Article IX.

INSURANCE

Section 9.1 Policies to be Maintained by SG DevCo. SG DevCo agrees and covenants (on its own behalf and on behalf of each other member of the SG DevCo Group) that it will procure and maintain at its sole cost and expense, for a period of no less than three (3) years from the Effective Time, all insurance programs required to comply with SG DevCo’s statutory, contractual and regulatory obligations and all such other insurance policies as are reasonably necessary or customary for companies operating a business similar to the SG DevCo Business in every jurisdiction in which SG DevCo may operate. Such insurance programs may include, general and excess liability (the “SG DevCo General Liability Policies”), commercial general liability, worker’s compensation, employer’s liability, products liability and automobile liability coverage with commercially reasonable terms and limits. It is the intention of the Parties that the SG DevCo General Liability Policies shall act as primary insurance with respect to any claims asserted against SG Holdings and/or SG DevCo that arise out of the SG DevCo Liabilities with an occurrence date after the Effective Time.

Section 9.2 Policies to be Maintained by SG Holdings. SG Holdings agrees and covenants (on its own behalf and on behalf of each other member of the SG Holdings Group) that it will procure and maintain at its sole cost and expense, for a period of no less than three (3) years from the Effective Time, all insurance programs required to comply with SG Holdings’ statutory, contractual and regulatory obligations and all such other insurance policies as are reasonably necessary or customary for companies operating a business similar to the SG Holdings Business in every jurisdiction in which SG Holdings may operate. Such insurance programs may include, general and excess liability (the “SG Holdings General Liability Policies”), commercial general liability, worker’s compensation, employer’s liability, products liability and automobile liability coverage with commercially reasonable terms and limits. It is the intention of the Parties that the SG Holdings General Liability Policies shall act as primary insurance with respect to any claims asserted against SG Holdings and/or SG DevCo that arise out of the SG Holdings Liabilities with an occurrence date after the Effective Time.

Article X.

MISCELLANEOUS

Section 10.1 Complete Agreement. This Agreement, including the exhibits and schedules attached hereto, and the Ancillary Agreements (and the exhibits and schedules thereto) shall constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall control. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control; provided, however, except as set forth on Schedule 10.1, that in relation to any matters concerning Taxes, the Tax Matters Agreement shall prevail over this Agreement and any other Ancillary Agreement. It is the intention of the Parties that the Transfer Documents shall be consistent with the terms of this Agreement and the other Ancillary Agreements. The Parties agree that the Transfer Documents are not intended and shall not be considered in any way to enhance, modify or decrease any of the rights or obligations of SG Holdings, SG DevCo or any member of their respective Groups from those contained in this Agreement and the other Ancillary Agreements.

Section 10.2 Ancillary Agreements. Notwithstanding anything to the contrary contained in this Agreement, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements (excluding the Transfer Documents).

Section 10.3 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and, except as otherwise expressly provided in Section 1.3, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

Section 10.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 10.5 Costs and Expenses; Payment.

(1) Except as expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, SG Holdings shall bear all direct and indirect costs and expenses of any member of the SG DevCo Group or SG Holdings Group incurred on or prior to the Effective Time, in connection with the preparation, execution, delivery and implementation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; provided, that, except as otherwise expressly provided in this Agreement or any Ancillary Agreement, from and after the Distribution, each Party shall bear its own direct and indirect costs and expenses related to its performance of this Agreement or any Ancillary Agreement. Except as expressly provided in this Agreement or any Ancillary Agreement, any amount payable pursuant to this Agreement or any Ancillary Agreement by one party (or any member of such party’s Group) shall be paid within 30 days after presentation of an invoice or a written demand by the party entitled to receive such payments. Such demand shall include documentation setting forth the basis for the amount payable.

(2) With respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.9, the Parties agree that any and all fees and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any Third Party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party; notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel). With respect to any fees, costs and expenses incurred by either Party in satisfying its obligations under Section 5.2, the requesting Party shall be responsible for the other Party’s fees, costs and expenses; notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries and benefits of personnel).

Section 10.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by electronic e-mail with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

If to SG Holdings:

Safe & Green Holdings Corp.
990 Biscayne Blvd. #501
Office 12
Miami, Florida 33132
Attn: Paul M. Galvin, Chief Executive Officer and Interim Chief Financial Officer

If to SG DevCo:

Safe and Green Development Corporation
990 Biscayne Blvd. #501
Office 12
Miami, Florida 33132
Attn: David Villareal, Chief Executive Officer

Section 10.7 Waiver.

(1) Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(2) No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.8 Modification or Amendment. This Agreement may only be amended, modified or supplemented, in whole or in part, in a writing signed on behalf of each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.9 No Assignment; Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their permitted successors and assigns. No Party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Party to this Agreement, which such Party may withhold in its absolute discretion, except that (x) each Party hereto may assign any or all of its rights and interests hereunder to an Affiliate and (y) each Party may assign any of its obligations hereunder to an Affiliate; provided, however, that such assignment shall not relieve such Party of any of its obligations hereunder unless agreed to by the non-assigning Party, and any attempt to do so shall be ineffective and void ab initio. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

Section 10.10 Termination. Notwithstanding anything to the contrary herein, this Agreement (including Article VI hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of SG Holdings without the approval of SG DevCo or the stockholders of SG Holdings. In the event of such termination, this Agreement shall become null and void and no Party, nor any of its officers, directors or employees, shall have any Liability to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Section 10.11 Payment Terms. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within twenty (20) Business Days after presentation of an undisputed invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

Section 10.12 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VI).

Section 10.13 Subsidiaries. Each of the Parties shall cause (or with respect to an Affiliate that is not a Subsidiary, shall use commercially reasonable efforts to cause) to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Effective Time. This Agreement is being entered into by SG Holdings and SG DevCo on behalf of themselves and the members of their respective groups (the SG Holdings Group and the SG DevCo Group). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Effective Time. Either Party shall have the right, by giving notice to the other Party, to require that any Subsidiary of the other Party execute a counterpart to this Agreement to become bound by the provisions of this Agreement applicable to such Subsidiary.

Section 10.14 Third Party Beneficiaries. Except (a) as provided in Article VI relating to Indemnified Parties and (b) as may specifically be provided in any Ancillary Agreement, this Agreement is solely for the benefit of each Party hereto and its respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person, and should not be deemed to confer upon any third party any remedy, claim, liability, reimbursement, Proceedings or other right in excess of those existing without reference to this Agreement.

Section 10.15 Titles and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.16 Exhibits and Schedules. The exhibits and schedules hereto shall be construed with and be an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the SG Holdings Group or the SG DevCo Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the SG Holdings Group or the SG DevCo Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section 10.17 Public Announcements. From and after the Effective Time, SG Holdings and SG DevCo shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (b) for disclosures made that are substantially consistent with disclosure contained in any Distribution Disclosure Document or Pre-Separation Disclosure, or (c) as otherwise set forth on Schedule 10.17.

Section 10.18 Governing Law. This Agreement, and all actions, causes of action, or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action, or claim of any kind based upon, arising out of, or related to any representation or warranty made in, in connection with, or as an inducement to this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including without limitation Delaware laws relating to applicable statutes of limitations and burdens of proof and available remedies.

Section 10.19 Consent to Jurisdiction. Subject to the provisions of Article VIII, each of the Parties hereto agrees that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court (the “Delaware Courts”). Each of the Parties further agrees that delivery of notice or document by United States registered mail to such Party’s respective address set forth in Section 10.6 shall be effective as to the contents of such notice or document; provided, that service of process or summons for any action, suit or proceeding in the Delaware Courts with respect to any matters to which it has submitted to jurisdiction in this Section 10.19 shall be effective only pursuant to service on a Party’s registered agent for service of process. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.20 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Article VIII, (ii) provisional or temporary injunctive relief in accordance therewith in any Delaware Court, and (iii) enforcement of any such award of an arbitral tribunal or a Delaware Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 10.21 Waiver of Jury Trial. SUBJECT TO ARTICLE VIII, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY JUDICIAL PROCEEDING IN WHICH ANY CLAIM OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT, OR OTHERWISE) ASSERTED BASED UPON, ARISING FROM, OR RELATED TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE COURSE OF DEALING OR RELATIONSHIP BETWEEN THE PARTIES TO THIS AGREEMENT, INCLUDING THE NEGOTIATION, EXECUTION, AND PERFORMANCE OF SUCH AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND THAT NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, OR REPRESENTATIVE OF ANY PARTY SHALL REQUEST A JURY TRIAL IN ANY SUCH PROCEEDING NOR SEEK TO CONSOLIDATE ANY SUCH PROCEEDING WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.21.

Section 10.22 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

Section 10.23 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 10.24 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

Section 10.25 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 6.1,
Section 6.2 and Section 6.3).

Section 10.26 Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 10.11) by: (i) SG DevCo to SG Holdings shall be treated for all Tax purposes as a distribution by SG DevCo to SG Holdings with respect to stock of SG DevCo occurring immediately before the Distribution; or (ii) SG Holdings to SG DevCo shall be treated for all Tax purposes as a taxable contribution by SG Holdings to SG DevCo with respect to its stock occurring immediately before the Distribution; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Tax Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge.

Section 10.27 Cooperation and General Knowledge Transfer. Except as provided in any Ancillary Agreement, during the 180 days following the Effective Time, each Party shall use commercially reasonable efforts to provide (the “Disclosing Party”) the other Party (the “Receiving Party”) with reasonable access to its employees in order to assist the Receiving Party with general institutional knowledge transfer and to reasonably respond to questions. Except as otherwise provided for in any Ancillary Agreement, such access, cooperation, and assistance will be provided as reasonably requested at no cost to the Receiving Party; provided, however, that if a Disclosing Party determines in its sole discretion that the Receiving Party’s requests are unreasonable and/or unduly burdensome, to the level of interfering with the Disclosing Party’s employees primary work duties, then the Disclosing Party may, by written notice, notify the Receiving Party that it intends to charge the Receiving Party for the Disclosing Party’s out-of-pocket expenses related to responding to the unreasonable and overly burdensome request. If the Parties are unable to mutually reach an agreement for the provision of such services to be charged and the amount to be so charged, then the Disclosing Party shall not be required to fulfill or respond to such request. This Section 10.27 is intended to apply to general knowledge regarding the operations and conduct of the SG Holdings Business and SG DevCo Business; provided, however, that notwithstanding anything to the contrary contained in this Section 10.27, this Section 10.27 is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements, and the provision of services to be provided pursuant to such services as covered by such Ancillary Agreement shall be controlled by such Ancillary Agreement.

Section 10.28 No Reliance on Other Party. The Parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the Parties hereto may have. The Parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and the Ancillary Agreements and their rights in connection with this Agreement and the Ancillary Agreements. The Parties hereto are not relying upon any representations or statements made by any other Party, or any such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties hereto are not relying upon a legal duty, if one exists, on the part of any other Party (or any such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party hereto shall ever assert any failure to disclose information on the part of any other Party as a ground for challenging this Agreement or any provision hereof.

[Signature page follows. The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SG & GREEN HOLDINGS CORP.

By:
Name:	Paul M. Galvin
Title:	Chief Executive Officer

SAFE AND GREEN DEVELOPMENT CORPORATION

By:
Name:	David Villareal
Title:	Chief Executive Officer

Signature page to Separation and Distribution Agreement

EXHIBIT A – Shared Services Agreement

EXHIBIT B – Tax Matters Agreement

[SCHEDULES TO BE ADDED]